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                        SPELLING ENTERTAINMENT GROUP INC.

                   EXHIBIT 21 - SUBSIDIARIES OF THE REGISTRANT


The following is a list of the Company's significant subsidiaries at December 31, 1996. At that date, all corporations were 100% - owned, except as noted.

                                                                STATE OF
NAME OF COMPANY                                               INCORPORATION
---------------                                               -------------
Republic Entertainment Inc.                                    Delaware
Spelling Entertainment Inc.                                    Delaware
Aaron Spelling Productions, Inc.                               California
Spelling Films Inc.                                            Delaware
Torand Productions Inc.                                        Delaware
Spelling Television Inc.                                       Delaware
Worldvision Enterprises, Inc.                                  New York
VIE Holding Company                                            Delaware
Virgin Interactive Entertainment Limited*                      United Kingdom
Virgin Interactive Entertainment (Holdings) Ltd.               United Kingdom
Virgin Interactive Entertainment (Investments) Ltd.            United Kingdom
Virgin Interactive Entertainment, Inc.                         Delaware
Virgin Interactive Entertainment (Europe) Limited              United Kingdom

        The names of certain subsidiaries are omitted, as such subsidiaries in the aggregate would not constitute a significant subsidiary.

* Approximately 90.9% of the Ordinary Shares are owned by the Company.